Exhibit 99.1

OSI Systems Reports Fourth Quarter and Fiscal Year 2009 Financial Results

  FY 09 Non-GAAP Earnings Per Share Increases 23% to $0.91 (GAAP $0.63)
  Fourth quarter Non-GAAP EPS of $0.29 (GAAP $0.24)
  FY 2010 Non-GAAP Earnings Guidance of 15% - 30% growth
  Record Free Cash Flow of $34 million for Fiscal 2009

HAWTHORNE, Calif.--(BUSINESS WIRE)--August 27, 2009--OSI Systems, Inc. (NASDAQ: OSIS) today announced financial results for its fourth quarter and fiscal year ended June 30, 2009.

Deepak Chopra, OSI Systems Chairman and CEO, stated, “The challenges of the global economy significantly impacted our sales throughout fiscal 2009. However, we have viewed this economic slowdown as an opportunity to adjust our cost structure to better position ourselves for improved profitability and cash flow going forward, while continuing to aggressively invest in product development. As a result, despite economic pressure on our top line, these significant reductions to our cost structure, coupled with ongoing efficiency projects, resulted in strong earnings growth and record free cash flow during fiscal 2009.”

The Company reported revenues of $139.1 million for the fourth quarter of fiscal 2009, a decrease of 19% from the $171.2 million reported for the fourth quarter of fiscal 2008. Without the adverse impact of foreign exchange for the three months ended June 30, 2009, revenues would have decreased approximately 16%. Net income for the fourth quarter of fiscal 2009 was $4.3 million, or $0.24 per diluted share, compared to net income of $5.5 million, or $0.31 per diluted share for the fourth quarter of fiscal 2008. Excluding the impact of restructuring and other nonrecurring charges, net income for the fourth quarter of fiscal 2009 would have been approximately $5.1 million or $0.29 per diluted share compared to net income of $6.5 million or $0.36 per diluted share for the fourth quarter of fiscal 2008.

For the fiscal year ended June 30, 2009, the Company reported revenues of $590.4 million, a decrease of 5% from the $623.1 million reported for fiscal 2008. Without the adverse impact of foreign exchange for the twelve months ended June 30, 2009, revenues would have decreased approximately 3%. Net income for fiscal 2009 was $11.2 million, or $0.63 per diluted share, compared to net income of $13.9 million, or $0.78 per diluted share in fiscal 2008. During fiscal 2008, the Company was favorably impacted by a one-time $4.3 million tax benefit in connection with a transaction. Excluding the impact of restructuring and other nonrecurring charges and this one-time tax benefit, net income for fiscal 2009 would have been approximately $16.0 million, or $0.91 per diluted share compared to net income of $13.1 million or $0.74 per diluted share for the comparable period of fiscal 2008.

Discussion of adjustments to arrive at non-GAAP figures for the three and twelve months ended June 30, 2009 is provided to allow for the comparison of underlying earnings, net of restructuring and other charges, and the one-time tax benefit, thus providing additional insight into the on-going operations of the Company. For the three months and fiscal year ended June 30, 2009 the Company incurred restructuring and other charges of $1.1 million and $7.1 million, respectively, compared to $1.3 million and $4.7 million for the comparable periods of fiscal 2008.

During fiscal 2009, the Company generated operating cash flow of $44.5 million as compared to using $0.7 million during fiscal 2008. Capital expenditures were $10.9 million and $12.1 million for fiscal 2009 and 2008, respectively. Additionally, during fiscal 2009, the Company repurchased 620,000 shares of its common stock for approximately $7.4 million.

Mr. Chopra continued, “Our Security Division had a very strong fiscal 2009 as operating profits soared 167% from $5.4 million in fiscal 2008 to $14.3 million in the current year. The improvement in operating income was a result of increased sales coupled with the realization of the operating efficiencies that we have been working hard to achieve over the past two years. Sales in our Security Division, excluding the adverse impact of foreign exchange, improved by 11% compared to fiscal 2008. Our fiscal 2010 outlook is very positive as we have a robust pipeline both domestically and internationally and we expect to see double digit sales growth in our Security Division.”

Mr. Chopra concluded, “The business climate for our Healthcare division continues to be challenging as fiscal 2009 sales, excluding the adverse impact of foreign exchange, were off approximately 14% from fiscal 2008. We continue to monitor market conditions and believe that these issues are timing related as we have not lost any significant sales opportunities. We expect that the proactive measures we initiated throughout fiscal 2009 to address our cost structure have positioned us for operating margin expansion as Healthcare sales improve in fiscal 2010.”

As of June 30, 2009, the Company had a backlog of $203 million compared to $212 million as of June 30, 2008.

Company Outlook – Guidance for Fiscal 2010

Subject to the risk factors referenced in the Safe Harbor section of this press release, the Company announces that, for fiscal 2010, it anticipates 15% - 30% growth in earnings per diluted share to $1.05 to $1.18, excluding the impact of impairment, restructuring and other non-recurring charges.

Alan Edrick, OSI Systems Executive Vice President and Chief Financial Officer, said, “Our performance in fiscal 2009 marked the continuation of a significant financial turnaround that has emphasized earnings and cash flow. We will continue our ongoing operational improvement initiatives, which we believe will result in significant leverage to our bottom line. Our focus on generating free cash flow was evident throughout the year and we anticipate continued strength in fiscal 2010.”

Conference Call Information

OSI Systems, Inc. will host a conference call and simultaneous webcast over the Internet beginning at 9:00 am PDT (12:00 pm EDT) today to discuss its financial results and its business outlook. This conference call will contain forward looking information. To listen to the call, please log on to www.fulldisclosure.com or www.osi-systems.com and follow the link that will be posted on the front page. A replay of the webcast will be available shortly after the conclusion of the conference call until September 10, 2009. The replay can either be accessed through the Company’s website, www.osi-systems.com, or via telephonic replay by calling 1-888-286-8010 and entering the conference call identification number ‘29816963’ when prompted for the replay code.

About OSI Systems, Inc.

OSI Systems, Inc. is a Hawthorne, California based diversified global developer, manufacturer and seller of security and inspection systems, medical monitoring and anesthesia products, and optoelectronic devices and value-added subsystems. The Company has more than 30 years of experience in electronics engineering and manufacturing and maintains offices and production facilities located in more than a dozen countries. OSI Systems implements a strategy of expansion by leveraging its electronics and contract manufacturing capabilities into selective end product markets through organic growth and acquisitions. For more information on OSI Systems, Inc. or any of its subsidiary companies, visit www.osi-systems.com. News Filter: OSIS-G

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include information regarding the Company’s expectations, goals or intentions about the future, including, the Company’s earnings per share guidance for fiscal 2010 as well as its plans to achieve improved profitability and cash flow. The actual results may differ materially from those described in or implied by any forward-looking statement. In particular, there can be no assurance that the Company will continue to realize the benefit of operating efficiencies achieved by its Security Division over the last two year or that the business climate for its Healthcare division will improve in the near future. Other important factors are set forth in the Company’s Securities and Exchange Commission filings. All forward-looking statements are current as of the date of this release, and the Company undertakes no obligation to update any statement in light of new information or future events.

OSI SYSTEMS, INC. AND SUBSIDIARIES Consolidated Statements of Operations (in thousands, except per share data)

	Three Months Ended June 30,		Year Ended June 30,
	2008	2009	2008	2009
Revenue	$171,173	$139,063	$623,088	$590,361
Cost of goods sold	111,631	91,497	404,049	388,910
Gross profit	59,542	47,566	219,039	201,451

Operating expenses:
Selling, general and administrative	37,105	30,291	150,050	137,939
Research and development	11,852	9,408	45,361	36,862
Restructuring and other charges	1,333	1,123	4,688	7,123
Total operating expenses	50,290	40,822	200,099	181,924

Income from operations	9,252	6,744	18,940	19,527

Interest expense, net	(1,050)	(595)	(4,469)	(2,936)
Income before income taxes and minority interest	8,202	6,149	14,471	16,591

Income tax expense	2,556	1,844	579	5,393
Minority interest of net earnings of consolidated subsidiaries	108	20	32	46

Net income	$5,538	$4,285	$13,860	$11,152

Diluted income per share	$0.31	$0.24	$0.78	$0.63

Weighted average shares outstanding – diluted	18,142	17,630	17,735	17,596

Consolidated Balance Sheets (in thousands)

	June 30,
	2008	2009
Assets
Cash and cash equivalents	$18,232	$25,172
Accounts receivable, net	156,781	110,453
Inventories	144,807	150,763
Other current assets	36,635	36,855
Total current assets	356,455	323,243
Non-current assets	151,186	151,585
Total assets	$507,641	$474,828

Liabilities and Stockholders' Equity
Bank lines of credit	$18,657	$4,000
Current portion of long-term debt	6,593	8,557
Accounts payable and accrued expenses	89,594	68,813
Other current liabilities	46,653	54,265
Total current liabilities	161,497	135,635
Long-term debt	49,091	39,803
Other long-term liabilities	17,804	22,310
Total liabilities	228,392	197,748
Minority interest	1,228	1,080
Shareholders' equity	278,021	276,000
Total liabilities and stockholders’ equity	$507,641	$474,828

Segment Information (in thousands)

	Three Months Ended June 30,		Year Ended June 30,
	2008	2009	2008	2009
Revenues – by Segment Group:
Security Group	$61,760	$58,672	$225,836	$240,919
Healthcare Group	68,645	49,362	256,695	214,260
Optoelectronics and Manufacturing Group including intersegment revenues	53,130	42,685	187,624	181,123
Intersegment revenues elimination	(12,362)	(11,656)	(47,067)	(45,941)
Total	$171,173	$139,063	$623,088	$590,361

Operating income (loss) – by Segment Group:
Security Group (i)	$3,725	$3,182	$5,365	$14,324
Healthcare Group (ii)	3,357	2,419	12,918	5,106
Optoelectronics and Manufacturing Group	4,567	3,258	13,114	14,501
Corporate (iii)	(2,331)	(2,021)	(12,258)	(13,844)
Eliminations	(66)	(94)	(199)	(560)
Total	$9,252	$6,744	$18,940	$19,527

(i) Includes non-recurring restructuring and other charges of $0.2 million and $0.8 million for the three months ended June 30, 2008 and 2009, respectively; and $2.3 million and $1.3 million for the year ended June 30, 2008 and 2009, respectively.

(ii) Includes non-recurring restructuring and other charges of $1.1 million and $0.1 million for the three months ended June 30, 2008 and 2009, respectively; and $2.0 million and $3.3 million for the year ended June 30, 2008 and 2009, respectively.

(iii) Includes non-recurring charges of $2.3 million during the year ended June 30, 2009.

CONTACT:
OSI Systems, Inc.
Jeremy Norton
Vice President, Investor Relations
310-349-2372
jnorton@osi-systems.com